UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2025

FLEXSHOPPER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37945	20-5456087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Yamato Road, Suite 260 Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 353-9289

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FPAY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CURRENT REPORT ON FORM 8-K

FlexShopper, Inc. (the “Company”)

September 25, 2025

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, on March 27, 2024, FlexShopper 2, LLC, a wholly owned indirect subsidiary of the Company (the “Borrower”), entered into the Credit Agreement, dated as of March 27, 2024, among the Borrower, Computershare Trust Company, National Association, as paying agent, Powerscourt Investments 50, LP, an affiliate of Waterfall Asset Management, LLC, as administrative agent (the “Administrative Agent”), and the lenders party thereto (the “Lenders”) (as amended by Amendment No. 1 thereto, dated as of April 9, 2025, Amendment No. 2 thereto, dated as of April 30, 2025, and Amendment No. 3 thereto, dated as of August 18, 2025, the “Waterfall Credit Agreement”). On August 12, 2025, the Administrative Agent delivered to the Borrower and FlexShopper, LLC (together, the “FlexShopper Parties”) a notice asserting the occurrence of certain events of default under Section 7 of the Waterfall Credit Agreement (the “Events of Default”) and related servicing agreement. On August 16, 2025, the FlexShopper Parties entered into a limited forbearance agreement with the Administrative Agent, pursuant to which the Lenders agreed to forbear from exercising remedies with respect to such defaults through August 22, 2025, subject to certain conditions.

On September 25, 2025, the Administrative Agent delivered to the FlexShopper Parties a Notice of Default, Acceleration of Obligations and Termination of Servicer (the “Acceleration Notice”). Pursuant to the Acceleration Notice, the Administrative Agent, based on the Events of Default that have occurred and are continuing under the provisions of the Waterfall Credit Agreement, declared the unpaid principal amount of and accrued interest on the loans and all other obligations, including, without limitation, any and all attorneys’ fees and disbursements and all other amounts payable under the Waterfall Credit Agreement and related documents, to be immediately due and payable and made demand for such payment. The obligations of the Borrower due and owing include: (i) the aggregate principal amount outstanding in respect of the loans in the amount of $164,498,950, (ii) the aggregate interest payments due in respect of the loans through and including the date of the Acceleration Notice in the amount of $881,696, (iii) unpaid commitment fees in the amount of $1,166,667, and (iv) the documented fees, charges and disbursements of legal and financial advisors to the Administrative Agent in the amount of not less than $1,490,000.

The Acceleration Notice also terminated all of the rights, obligations and activities of FlexShopper, LLC as servicer under the servicing agreement. Further, the Administrative Agent advised the Company that no additional amounts would be loaned to the Borrower under the Waterfall Credit Agreement.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On September 29, 2025, Steven G. Varner delivered a letter to the Chairman of the Board of the Company, the Company and counsels to the Company and its Board’s Strategic Alternatives Committee in which he resigned from his position as a director on the Board of Directors of the Company and a member of the Strategic Alternatives Committee of the Board, effective immediately, given ongoing matters relating to the Company’s financials and borrowing from lenders.  Mr. Varner’s resignation letter states that he “disagree[d] with the Company’s and its advisors’ handling of recent issues including their failure to timely provide to [him] certain information, such that [he is] no longer able to effectively fulfill [his] duties.”

The Company disagrees with Mr. Varner’s statement. The Company has provided to Mr. Varner all information available in a timely and efficient manner in order for him to perform his duties as a director and committee member and does not know of any information requested by Mr. Varner that has not been provided to him.

(b) On September 25, 2025, John Davis delivered a letter to the Chairman of the Board of the Company in which he provided notice of his resignation as President and Chief Operating Officer of the Company, with his last day of service on September 26, 2025. Mr. Davis’ resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On September 26, 2025, Thomas O. Katz delivered a letter to the Chairman of the Company in which he resigned as a director of the Company, effective immediately. Mr. Katz’s resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On September 29, 2025, Patrick L. McCrory delivered an email in which he submitted his resignation from the Board of the Company, effective immediately. Mr. McCrory’s resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description

17.1	Resignation letter dated September 29, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXSHOPPER, INC.

Date: October 1, 2025	By:	/s/ Matthew Doheny
		Name:	Matthew Doheny
		Title:	Chief Restructuring Officer

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